EXHIBIT 99.1

N E W S B U L L E T I N	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX
FOR FURTHER INFORMATION:
AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, September 21, 2010

POINT.360 ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30,  2010.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “In fiscal 2010, we concentrated on two primary objectives:  creating a proof-of-concept for the retail rental and sale of DVD content using out proprietary automated inventory management (AIM) system, and introducing new services in our core business while continuing to consolidate and streamline our operations.  We have now opened three Movie>Q stores.  Initial results indicate excellent customer acceptance.  However, it has taken longer than originally anticipated to complete this first phase, and the costs were at the higher end of the budgeted range. As with most new business ventures, it is difficult to predict costs and timing, but we are very encouraged with our progress.

“In the next phase of the proof-of-concept, we will ‘harden’ the AIM system to further reduce costs. We will use data from the three different demographics to further develop our marketing program. We will also consider alternatives for financing a rapid roll-out of additional locations.”

Mr. Bagerdjian continued:  “Results for the 2010 fourth quarter and fiscal year reflect our research and development and facility consolidation costs.  We are aggressively pursuing the second phase of the Movie>Q development and marketing the Visionary Archive, Asset Restoration Tools (A.R.T.) and digital delivery offerings to better serve our customers’ evolving needs.”

Revenues

Revenue for the quarter ended June 30, 2010 totaled $10.6 million compared to $11.0 million in the same quarter last year.  Revenues for the twelve months ended June 30, 2010 were $39.7 million, down from $45.6 million last year.  The decline reflects a slowdown in work from several major studio customers and the effect of the move of one of our facilities.

Gross Margin

In the fourth quarter of fiscal 2010, gross margin was $3.4 million  (33% of sales), compared to $3.0 million (27% of sales) in the prior year’s fourth quarter.  For the twelve months ended June 30, 2010, gross margin was $11.3 million (28% of sales) compared to $14.6 million (32% of sales) last year.

Selling, General and Administrative and Other Expenses

For the fourth quarter of fiscal 2010, SG&A expenses were $5.1 million, or 49% of sales, compared to $4.5 million, or 41% of sales, in the fourth quarter of last year. For the twelve months ended June 30, 2010, SG&A expenses were $16.0 million (40% of sales) compared to $16.5 million (36% of sales) last year.  During the quarter and year ended June 30, 2010, the Company incurred $2.0 million and $2.2 million, respectively, of expenses associated with the prosecution, defense and settlement of legal actions.  During the quarter and year ended June 30, 2009, the Company incurred approximately $0.4 million of lease termination and move costs associated with the relocation of our Highland operation.

Research and development costs associated with the Movie>Q project were $0.3 million and $1.1 million in the three and twelve month periods ended June 30, 2010.

In 2010, $0.7 million of restructuring costs were incurred in connection with the closing of our New York facility.

In 2009, the Company recorded a $10 million goodwill impairment charge.

Interest expense was $0.3 million and $0.9 million in the three and twelve month periods of fiscal 2010 compared to $0.2 million and $0.7 million, respectively, last year with the increase being due to additional mortgage debt.

Other income represents sublease income.

Operating (Loss)

Operating loss was $2.8 million in the fourth quarter of fiscal 2010 compared to a loss of $11.5 million in last year’s fourth quarter.  Operating loss was $6.6 million in the twelve months ended June 30, 2010 compared to an operating loss of $11.9 million in the same period last year.

Net (Loss)

For the fourth quarter of 2010, the Company reported a net loss of $2.9 million ($0.27 per share) compared to a net loss of $12.2 million ($1.20 per share) in the same period last year.  In the twelve month period ended June 30,  2010, the Company reported a net loss of $7.0 million ($0.67 per share), compared to a net loss of $12.5 million ($1.20 per share), last year.

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and twelve month periods ended June 30, 2009 and 2010:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2010	2009	2010
Revenues	$10,992,000	$10,551,000	$45,619,000	$39,735,000
Cost of services	(7,970,000)	(7,106,000)	(31,023,000)	(28,461,000)

Gross profit	3,022,000	3,445,000	14,596,000	11,274,000
Selling, general and administrative expense	(4,515,000)	(5,135,000)	(16,500,000)	(15,981,000)
Impairment charge	(9,961,000)	—	(9,961,000)	—
Restructuring costs	—	(745,000)	—	(745,000)
Research and development expense	—	(344,000)	—	(1,115,000)

Operating (loss)	(11,454,000)	(2,779,000)	(11,865,000)	(6,567,000)
Interest expense	(174,000)	(270,000)	(675,000)	(937,000)
Interest income	2,000	1,000	47,000	10,000
Other income	75,000	196,000	396,000	537,000

(Loss) before income taxes	(11,551,000)	(2,852,000)	(12,097,000)	(6,957,000)
Benefit from income taxes	(643,000)	—	(363,000)	—

Net (loss)	$(12,194,000)	$(2,852,000)	$(12,460,000)	$(6,957,000)

(Loss) per share:
Basic:
Net (loss)	$(1.20)	$(0.27)	$(1.20)	$(0.67)
Weighted average number of shares	10,166,370	10,495,989	10,357,709	10,404,992

Diluted:
Net (loss)	$(1.20)	$(0.27)	$(1.20)	$(0.67)
Weighted average number of shares including the dilutive effect of stock options	10,166,370	10,495,989	10,357,709	10,404,992

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2009	June 30, 2010
Working Capital	$9,754,000	$2,445,000
Property and equipment, net	20,417,000	20,157,000
Total assets	37,394,000	31,144,000
Current portion of long term debt	2,086,000	1,197,000
Long-term debt, net of current portion	10,844,000	9,646,000
Shareholder’s equity	18,009,000	11,830,000

*   The consolidated statements of operations and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With nine locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores.  See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.